Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2017

- Accelerating development with two rigs and a dedicated frac spread -

- Nine wells reached total depth and eight wells completed since January 1 -
- April Delaware Basin production above 16 MBoe per day, up 32% from March -
- 1Q17 production averaged 19,702 Boe per day -

Denver, Colorado – May 3, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended March 31, 2017.

Rick Betz, Resolute’s Chief Executive Officer, said: “In the first quarter of 2017, Resolute made significant advancements toward bolstering its position as a leading operator in the core of the Delaware Basin. With the addition of a second drilling rig in January and a dedicated frac spread from our primary completions vendor, we have significantly increased the pace of our development operations. While these accomplishments point toward a very promising 2017 for Resolute, as we explained in prior communications, we did not expect to realize the benefits of this activity in our first quarter results. Our second quarter, however, is starting out with impressive results. Everything we accomplished in the first quarter has positioned us to deliver the industry leading performance you have come to expect from Resolute.

“Resolute also delivered several strategic accomplishments during the quarter, including the sale of our New Mexico properties, the commencement of a process to divest our Aneth Field EOR property and the announcement of a significant Delaware Basin acquisition that will expand our net acreage in the basin by nearly 30 percent.

“Before highlighting our many operational achievements let me touch briefly on the actual first quarter production results. Production for the first quarter of 2017 averaged 19,702 Boe per day, an increase of 10,686 Boe per day, or 119 percent, from the prior year first quarter. On a sequential basis, first quarter production was essentially flat to fourth quarter 2016 volumes of 19,583 Boe per day. Looking more specifically at the Permian Basin, adjusting for the sale of the New Mexico properties, sequential production from the Permian Basin would have increased by four percent from 12,939 Boe per day in the fourth quarter of 2016 to 13,444 in the first quarter of 2017. Our Permian Basin operations represented 70 percent of total Company production in the first quarter of 2017 compared to 33 percent in the first quarter of 2016. First quarter Delaware Basin exit rate production was 12,925 Boe per day, down approximately ten percent from our fourth quarter exit rate, after adjusting for the New Mexico sale, reflecting normal production declines and minimal additions from wells completed late in the quarter.  Quarterly production was also impacted by vendor delays and production downtime related to well shut-ins to perform significant facilities upgrades, weather induced events such as power interruptions and well interference from nearby completion operations.

“As expected we have started to realize significant production gains from newly completed wells and we estimate that for April 2017 our Delaware Basin average production was 15,925 Boe per day, up 32 percent from March, and our exit rate was 18,400 Boe per day, which was 42 percent higher than our March exit rate. We expect this momentum to continue through the second quarter and the remainder of the year. We remain comfortable with our announced annual production guidance prior to any adjustments for the sale of our Aneth Field properties or for the addition of production associated with our pending Delaware Basin acquisition.

“The hard work of our exceptional operations team has put us in the position to deliver what we expect will be peer-leading results for full year 2017. Thus far this year we reached total depth on nine wells. These include five mid-length laterals and four long laterals. We completed and brought on line eight wells since January, including five mid-length laterals and three long laterals. We significantly increased our development pace with the addition of a second drilling rig and a dedicated frac spread. This will reduce cycle times from rig release to first production and also will help to offset other completion cost pressures as we minimize mobilization costs and delays between completions.

“At the time of our fourth quarter earnings release we did not have meaningful new well results to report. In this release we provide initial production information on five wells completed since the first of the year. These results included three wells in our Mustang area, which have recorded 24 hour peak IP rates of 2,389, 2,571 and 3,006 Boe per day. In Appaloosa we have initial 24 hour peak IP rates on two new wells of 2,870 and 2,906 Boe per day. These are early stage results and the reported rates may improve. More detailed information is included in the operations section of this release.

“An important part of our 2017 drilling program has been to test the production effects of denser well spacing. We previously announced the results of our upper Wolfcamp A spacing test, with the Uinta 0204H and Boucher 2-3H wells. Both of these wells continue to produce above our type curve for mid-length Wolfcamp A wells. Our second down-spaced well pair is a test of the upper and lower Wolfcamp A. The Renegade L02H and the Renegade U03H have now established 24 hour peak IP rates of 2,389 and 3,006 Boe per day, respectively. These are strong initial rates for the area and on a cumulative basis both wells are producing above our type curve. Our third down-spaced well pair tests the combination of the upper Wolfcamp A and the upper Wolfcamp B. Completions operations on these wells, the Pipeworks B05H and the Pipeworks L06H, were concluded on April 29 and are in the initial stages of flowback. The Pipeworks B05H is also our first Wolfcamp B well since the first quarter of 2015 and our first Wolfcamp B well to be completed using more advanced completion designs. Performance of this well will help advance our understanding of the Wolfcamp B reservoir.

“I will close with some comments on our first quarter strategic initiatives. In March we announced what we are now calling our Bronco acquisition, which will add significantly to our net acreage position in the Delaware Basin. This transaction is on target to close on May 15. In order to accelerate the benefits of the acquisition, on May 4 fracing operations will begin on the seven drilled but uncompleted wells acquired. We expect to have six operated wells on production by mid-July with the non-operated seventh well on production by early August. We anticipate these wells will contribute significantly to third quarter production.  We continue to evaluate the addition of a third rig to focus on the Bronco acreage. A final decision on this will be made once we have more visibility on the disposition of Aneth Field and on the outlook for commodity prices. With regard to the Aneth Field disposition process, we recently announced the hiring of advisors for this transaction and we remain on schedule to have a virtual data room available for potential buyers by the middle of May.

“The closing of the Bronco acquisition will result in a short term rise in our level of indebtedness on an absolute basis and in relation to our cash flows.  The interim increase in indebtedness does not represent a change in philosophy as to the appropriate level of leverage for the Company.  We believe that we are well positioned financially to move forward with both the acquisition and our Delaware Basin development program. In the near term, sources of liquidity include our recently increased $225 million borrowing base, the potential to access the capital markets, or the ability to draw our existing bridge facility.  Longer term, we expect the sale of Aneth Field to be a significant deleveraging event.  We expect to return to our target leverage levels by the fourth quarter of 2017 or earlier.  In the meantime, we are working with our bank group to secure a precautionary amendment to ensure that we remain in compliance with our covenants under our Revolving Credit Facility during this interim period of increased indebtedness.”

Operations Update

Following is an update of certain operating activities since January 1:

Drilling activity:

			Length			Spud to TD
Well Name	Area[1]	Zone[2]	(feet)	Status	TD date	(days)
Renegade L02H	M	LWCA	8,173	Producing	1/2/2017	19.4
South Elephant U04H	A	UWCA	9,062	Producing	1/28/2017	18.5
Harpoon L05H	M	LWCA	7,729	Producing	2/4/2017	18.2
North Mitre L07H	A	LWCA	10,234	Producing	2/23/2017	17.2
Pipeworks L06H	M	LWCA	7,482	Completed	3/17/2017	23.8
South Goat 2 Unit U01H	A	UWCA	10,206	Producing	3/22/2017	20.6
Pipeworks B05H	M	WCB	7,495	Completed	3/29/2017	19.5
Iron City State L05H	M	LWCA	7,717	Drilled	4/25/2017	20.8
North Elephant 2 Unit U06H	A	UWCA	9,718	Drilled	5/1/2017	31.3

1. Area abbreviation legend: M – Mustang and A – Appaloosa

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B

Completion activity:

			Length	First	Frac	Proppant per
Well Name	Area[1]	Zone[2]	(feet)	sales	stages	foot (lbs)
Renegade L02H	M	LWCA	8,064	3/2/2017	33	1,699
Renegade U03H	M	UWCA	8,072	3/3/2017	33	1,710
Harpoon L05H	M	LWCA	7,629	3/14/2017	31	1,783
North Mitre L07H	A	LWCA	10,129	3/28/2017	36	1,797
South Elephant U04H	A	UWCA	8,902	4/6/2017	36	1,674
South Goat 2 Unit U01H	A	UWCA	10,097	4/17/2017	37	1,803
Pipeworks B05H	M	WCB	7,415		29	1,794
Pipeworks L06H	M	LWCA	7,382		29	1,802

1. Area abbreviation legend: M – Mustang and A – Appaloosa

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B

Production activity:

				Peak rate	Peak rate	Peak rate
			Length	24 hour	30 day	60 day
Well Name	Area[1]	Zone[2]	(feet)	Boe per day	Boe per day	Boe per day
Boucher 2-3 H	M	UWCA	7,474	2,651	2,292	2,107
Uinta 0204H	M	UWCA	7,438	2,481	2,128	2,061
Harrison State C20 1402H	A	LWCA	6,953	2,906	2,431	2,099
Renegade U03H	M	UWCA	8,072	3,006
Renegade L02H	M	LWCA	8,064	2,389
Harpoon L05H	M	LWCA	7,629	2,571
North Mitre L07H	A	LWCA	10,129	2,870
South Elephant U04H	M	UWCA	8,902	2,610

1. Area abbreviation legend: M – Mustang and A – Appaloosa

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B

First Quarter Comparative Results

Resolute recorded net income of $1.5 million, or $0.01 per share, on revenue of $65.2 million during the three months ended March 31, 2017.  Included in net income was $10.8 million of commodity derivative gains.  This compares to a net loss of $85.3 million, or $5.65 per share, on revenue of $19.0 million during the three months ended March 31, 2016.  The 2016 loss included commodity derivative gains of $3.8 million and a non-cash impairment charge of $58 million.

First Quarter 2017 Results Compared to

First Quarter 2016 Results

	Three Months Ended March 31,
	2017	2016
	($ thousands, except per-Boe amounts)
Production (MBoe):
Permian	1,242	269
Aneth	531	551
Total production	1,773	820

Daily rate (Boe)	19,702	9,016

Revenue per Boe (excluding commodity derivative settlements)	$36.78	$23.16
Revenue per Boe (including commodity derivative settlements)	$36.64	$56.98

Revenue	$65,226	$19,002
Commodity derivative settlements	(250)	27,748
Revenue, including derivative settlements	64,976	46,750

Operating expenses:
Lease operating expense	$18,356	$13,817
Production and ad valorem taxes	6,603	3,142
Depletion, depreciation, amortization and asset retirement obligation accretion	16,035	10,361
Impairment of proved oil and gas properties	—	58,000
General and administrative expense	10,415	8,968
Cash-settled incentive awards	5,427	798

Net income (loss)	$1,473	$(85,312)

Adjusted EBITDA	$28,918	$23,153

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2017, Resolute generated $28.9 million of Adjusted EBITDA, or $16.31 per Boe, a 25 percent increase from the prior year period, during which Resolute generated $23.2 million of Adjusted EBITDA, or $28.22 per Boe.  The increase in Adjusted EBITDA was the result of increased revenue due to increased production, partially offset by decreased commodity derivative gains and an increase in cash-settled incentive award expense.

Production:  Production for the quarter ended March 31, 2017, increased 116 percent to 1,773 MBoe, or 19,702 Boe per day, as compared to 820 MBoe, or 9,016 Boe per day, during the first quarter of 2016.

Production from the Company’s Permian Basin properties increased more than 350 percent to 13,798 Boe per day, as compared to the 2,961 Boe per day produced in the first quarter of 2016, and increased two percent from the 13,495 Boe per day produced during the fourth quarter of 2016.

First quarter 2017 production from the Company’s Aneth Field properties decreased three percent to 5,904 Boe per day as compared to the 6,056 Boe per day produced in the first quarter of 2016, and the 6,086 Boe per day produced during the fourth quarter of 2016.

Revenue:  During the first quarter of 2017 Resolute realized a 39 percent increase in adjusted revenue (revenue including commodity derivative settlements), a non-GAAP measure, as compared to the prior year quarter due to increased production attributable to positive results from the drilling program in the Delaware Basin offset by decreased derivative settlement gains.  Adjusted revenue for the quarter was $65.0 million, including the effect of commodity derivative settlement losses of $0.3 million.  During the first quarter of 2016, Resolute had adjusted revenue of $46.7 million, including the effect of commodity derivative settlement gains of $27.7 million.

Operating Expenses:  For the first quarter of 2017, lease operating expense (“LOE”) increased $4.5 million, or 33 percent, to $18.4 million, or $10.35 per Boe, as compared to first quarter 2016 LOE of $13.8 million, or $16.84 per Boe.  The decrease in unit operating expense is due to the significant increase in production.  Production taxes increased by $3.5 million, or 110 percent, to $6.6 million (ten percent of revenue) from $3.1 million in 2016 (seventeen percent of revenue).  Conversely, production taxes decreased on a Boe basis to $3.72 per Boe in 2017 from $3.83 per Boe in 2016.

For the first quarter of 2017, depletion, depreciation, amortization and accretion (“DD&A”) expenses increased 55 percent to $16.0 million as compared to the first quarter of 2016 DD&A expenses of $10.4 million.  Conversely, DD&A expenses decreased on a Boe basis to $9.04 per Boe in 2017 from $12.63 per Boe in 2016 due primarily to the significant increase in proved reserve quantities.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  No impairment was recorded during the quarter ended March 31, 2017.  However, we recorded a $58 million non-cash impairment of the carrying value of our proved oil and gas properties during the 2016 period, as a result of the ceiling test limitation at March 31, 2016.

General and Administrative Expense:  Resolute’s general and administrative expenses increased sixteen percent to $10.4 million during the first quarter of 2017, as compared to $9.0 million during the same period in 2016.  On a unit-of-production basis, general and administrative expenses decreased 46 percent as a result of increased production.  Cash-based general and administrative expense for the first quarter of 2017 was $7.6 million, or $4.28 per Boe, compared to $6.8 million, or $8.24 per Boe, in the comparable 2016 period.  Share-based compensation expense, a non-cash item, represented $2.8 million for the first quarter of 2017 and $2.2 million for the first quarter of 2016.

Cash-settled Incentive Awards:  Due to the substantial increase in the price of Resolute common stock over the last 9 months, we recorded $5.4 million during the first quarter of 2017 for cash-settled incentive award expenses as compared to $0.8 million in the first quarter of 2016.  Actual cash payments for the current quarter were $3.6 million as compared to no payments in the first quarter of 2016.  On a per-unit basis, cash-settled incentive award expense was $3.06 per Boe in 2017 as compared to $0.97 per Boe in 2016.  The 2017 increase in expense is a result of the grant of time- and performance-based restricted cash awards as well as cash-settled stock appreciation rights under the long-term incentive program, and the achievement of multiple performance targets that are based on the Company’s stock price.  The time-based awards will vest and be expensed ratably over three years from the time of grant.  The performance-based awards and the stock appreciation rights will vest ratably over three years from the time of grant but their fair value will be re-measured at each period end over their lives.

Capital Expenditures:  During the quarter ended March 31, 2017, Resolute incurred oil and gas related capital expenditures of approximately $53.4 million, excluding proceeds from divestitures of $19.2 million and capitalized interest of $2.5 million.  These capital investments were primarily for drilling and completion projects in the Delaware Basin.

Liquidity and Capital Resources: Outstanding indebtedness of $419 million at March 31, 2017, consisted of $19 million in revolving credit facility debt and $400 million of senior notes, compared to total indebtedness of $528.3 million at March 31, 2016, a decrease of $109.3 million.  During the first quarter of 2017, we repaid all amounts outstanding on the Secured Term Loan Facility and entered into the Third Amended and Restated Credit Agreement with an initial borrowing base of $150 million. Pursuant to the spring borrowing base redetermination, our borrowing base was increased to $225 million, effective April 17, 2017.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Oil	$57,659	$17,795
Gas	4,957	978
Natural gas liquids	2,610	229
Total revenue	65,226	19,002
Operating expenses:
Lease operating	18,356	13,817
Production and ad valorem taxes	6,603	3,142
Depletion, depreciation, amortization, and asset retirement obligation accretion	16,035	10,361
Impairment of proved oil and gas properties	—	58,000
General and administrative	10,415	8,968
Cash-settled incentive awards	5,427	798
Total operating expenses	56,836	95,086
Income (loss) from operations	8,390	(76,084)
Other income (expense):
Interest expense, net	(17,697)	(13,075)
Commodity derivative instruments gain	10,840	3,841
Other income (expense)	(60)	6
Total other expense	(6,917)	(9,228)
Net income (loss)	1,473	(85,312)
Preferred stock dividends	(1,397)	—
Net income (loss) available to common shareholders	$76	$(85,312)
Net income (loss) per common share:
Basic	$0.01	$(5.65)
Diluted	0.01	(5.65)
Weighted average common shares outstanding:
Basic	21,738	15,036
Diluted	22,791	15,036

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Net income (loss)	$1,473	$(85,312)
Adjustments:
Interest expense, net	17,697	13,075
Income tax (benefit) loss	—	—
Depletion, depreciation, amortization and asset retirement obligation accretion	16,035	10,361
Impairment of proved oil and gas properties	—	58,000
Stock-based compensation	2,973	2,324
Cash-settled incentive awards accrued	5,427	798
Cash-settled incentive awards paid	(3,597)	—
Mark-to-market (gain) loss	(11,090)	23,907
Total adjustments	27,445	108,465
Adjusted EBITDA	$28,918	$23,153

Earnings Call Information

Resolute will host an investor call on May 4, 2017, at 4:30 PM ET. To participate in the call please dial (800) 311-6662 from the United States or Canada or (719) 457- 2623 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through May 11, 2017, by dialing (844) 512-2921 from the U.S. or Canada, or (412) 317- 6671 from outside the U.S. The conference call replay number is 7502952.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding 2017 production guidance; anticipated capital expenditures and activity in 2017 and beyond and the sources of such funding; future completion and services costs; future financial and operating results; liquidity and availability of capital; future leverage levels; the anticipated closing of the Delaware Basin Acquisition and the sources of such funding; future infrastructure and other capital projects; future production, reserve growth and decline rates; our intention to pursue a sale of our Aneth Field assets and the timing thereof; expected timing of completion of drilled but uncompleted wells and the production contribution thereof; the potential to add a third rig and timing thereof; our plans and expectations regarding our future development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the prospectivity of our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our acquisition strategy and our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for down-spacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply interruptions, limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas- producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and cyber security risks. Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Lateral lengths of wells described in this release are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

Finally, production rates, including 24 hour, 30 day and 60 day IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history. Also, different operators have different operating philosophies, particularly early in the life of a well. Finally, the way we calculate and report 24 hour, 30 day and 60 day IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable. As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 13, 2017, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. Resolute also operates Aneth Field, located in the Paradox Basin in Utah. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com